EQUITABLE HOLDINGS REPORTS FIRST QUARTER 2025 RESULTS
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•Positive net flows of $1.6 billion in Retirement1, $2.0 billion in Wealth Management and $2.4 billion in Asset Management

•Net income of $63 million, or $0.16 per share

•Non-GAAP operating earnings2 of $421 million, or $1.30 per share; adjusting for notable items3, Non-GAAP operating earnings of $434 million, or $1.35 per share

•Returned $335 million to shareholders in the first quarter, and on April 1st acquired approximately $760 million of AllianceBernstein Holding units

•Robust balance sheet with c.425% combined NAIC RBC ratio and $1.1 billion of Holding Company liquidity

•Life reinsurance transaction with RGA on track to close mid-2025, freeing over $2 billion of capital and reducing exposure to future mortality volatility

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New York, NY, April 29, 2025 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the first quarter ended March 31, 2025.
“For the first quarter, we reported Non-GAAP operating earnings per share of $1.30, or $1.35 after adjusting for notable items. We continue to see strong organic growth momentum across our businesses, with $1.6 billion of net inflows in Retirement, $2.0 billion of advisory net inflows in Wealth Management and $2.7 billion of total active net inflows at AllianceBernstein. While we recognize that we have entered a period of increased macro uncertainty, Equitable has proven ability to navigate volatile markets and create long-term shareholder value. Times like this only heighten the need for the retirement and investment advice that we provide, and our strong balance sheet enables us to continue investing for growth while also returning capital to shareholders,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson concluded, “Looking ahead, we’re on track to close our strategic individual life reinsurance transaction with RGA mid-year. This will mitigate exposure to future mortality volatility, enhance focus on our core growth engines and free over $2 billion of capital. When added to our existing resources, this gives us significant financial flexibility to withstand volatile markets and take advantage of potential opportunities. In April, we acquired approximately $760 million of AllianceBernstein Holding units, increasing our ownership in AllianceBernstein to c.69%. We also plan to repurchase an incremental $500 million of Equitable shares on top of our 60-70% payout ratio once the RGA transaction closes. The combination of a robust balance sheet, favorable demographic trends and Equitable’s integrated business model give me a lot of confidence in the company’s long-term growth outlook.”

1 Retirement includes Individual Retirement and Group Retirement segments.
2 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
3 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Consolidated Results
	First Quarter
(in millions, except per share amounts or unless otherwise noted)	2025	2024
Total Assets Under Management/Administration (“AUM/A”, in billions)	$1,006	$975
Net income (loss) attributable to Holdings	63	92
Net income (loss) attributable to Holdings per common share	0.16	0.23
Non-GAAP operating earnings	421	477
Non-GAAP operating earnings per common share (“EPS”)	1.30	1.39
As of March 31, 2025, total AUM/A was $1.0 trillion, a year-over-year increase of 3%, driven by positive net flows and higher markets over the prior twelve months.
Net income attributable to Holdings for the first quarter of 2025 was $63 million compared to $92 million in the first quarter of 2024.

Non-GAAP operating earnings in the first quarter of 2025 were $421 million compared to $477 million in the first quarter of 2024. Adjusting for notable items4 of $13 million, first quarter 2025 Non-GAAP operating earnings were $434 million or $1.35 per share.
As of March 31, 2025, book value per common share including accumulated other comprehensive income (“AOCI”) was $2.92. Book value per common share excluding AOCI was $27.62.
4 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•First quarter 2025 business segment highlights:
◦Individual Retirement (“IR”) reported net inflows of $1.4 billion, and first year premiums of $4.6 billion were up 6% over the prior year.
◦Group Retirement (“GR”) reported net inflows of $192 million, with net inflows in institutional and tax exempt channels, partially offset by net outflows in the corporate channel.

◦Asset Management (AllianceBernstein or “AB”)5 reported net inflows of $2.4 billion with positive net inflows across all channels.

◦Protection Solutions (“PS”) reported $800 million of gross written premiums, with accumulation-oriented VUL first year premiums up 13% and Employee Benefits first year premiums up 26% over the prior year.

◦Wealth Management (“WM”) reported advisory net inflows of $2.0 billion, with total assets under administration reaching $102.1 billion.

◦Legacy (“L”) had $719 million of net outflows and is running off at $2-$3 billion annually.

•Capital management program:
◦The Company returned $335 million to shareholders in the first quarter, including $74 million of quarterly cash dividends and $261 million of share repurchases.

◦The Company intends to increase its quarterly cash dividend from $0.24 to $0.27 per share in the second quarter6.

◦The Company reported cash and liquid assets of $2.2 billion at Holdings7 as of quarter end. In April, the Company deployed approximately $760 million to purchase AB Holding units and approximately $280 million to tender for outstanding Series B preferred securities. Following these transactions, Holding Company liquidity is $1.1 billion, above the $500 million minimum target. On an NAIC basis, the combined RBC ratio was c.425% at year end 2024, above the Company’s target of 375-400%.

•Delivering shareholder value:

◦The Company has deployed $14 billion of its $20 billion capital commitment to AB. This supports growth in AB’s Private Markets business, which currently has $75 billion of assets under management.

5 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
6 Any declaration of dividends will be at the discretion of the Board of Directors and will depend on our financial condition and other factors.
7 Excludes c.$160 million of cash at Holdings which is available to AllianceBernstein through its credit facility with Equitable Holdings.

◦On February 24, the Company announced an agreement to reinsure 75% of its in-force individual life insurance block to RGA Reinsurance Company. The transaction will generate over $2 billion of value for Equitable Holdings and is expected to close in mid-2025.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q1 2025	Q1 2024
Account value (in billions)	$109.7	$98.6
Segment net flows (in billions)	1.4	1.6
Operating earnings (loss)	216	238
•Account value increased by 11%, driven by market performance and net inflows over the prior twelve months.
•Net inflows of $1.4 billion were modestly lower than the prior year quarter, and first year premiums of $4.6 billion increased by 6%.
•Operating earnings of $216 million were down versus the prior year quarter, primarily due to higher expenses, partially offset by higher net investment margin.
•Operating earnings adjusted for notable items8 decreased from $239 million in the prior year quarter to $218 million. Notable items of $2 million in the current period reflects lower net investment income from alternatives.

Group Retirement

(in millions, unless otherwise noted)	Q1 2025	Q1 2024
Account value (in billions)	$39.9	$38.5
Segment net flows	192	(132)
Operating earnings (loss)	130	124

•Account value increased by 4%, primarily due to market performance over the prior twelve months.
•Net inflows were $192 million in the first quarter, primarily driven by the institutional channel. Tax-exempt reported net inflows of $27 million, with segment net inflows partially offset by net outflows in corporate and other run-off products.
•Operating earnings increased from $124 million in the prior year quarter to $130 million, primarily due to higher fee-based revenue.
•Operating earnings adjusted for notable items9 increased from $123 million in the prior year quarter to $133 million. Notable items were $3 million in the quarter reflecting lower net investment income from alternatives.

8 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
9 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Asset Management

(in millions, unless otherwise noted)	Q1 2025	Q1 2024
Total AUM (in billions)	$784.5	$758.7
Segment net flows (in billions)	2.4	0.5
Operating earnings (loss)	126	106
•AUM increased by 3% due to market performance over the prior twelve months.
•Net inflows were $2.4 billion in the quarter, including net inflows of $0.7 billion in the Institutional channel, $0.9 billion in Retail and $0.8 billion in Private Wealth.

•Operating earnings increased from $106 million in the prior year quarter to $126 million, primarily driven by higher base fees and improved margins.
•There were no notable items in the current quarter. Adjusting for notable items10 in the prior year quarter, operating earnings increased from $97 million to $126 million.

Protection Solutions

(in millions)	Q1 2025	Q1 2024
Gross written premiums	$800	$778
Annualized premiums	93	80
Operating earnings (loss)	(17)	44
•Annualized premiums increased by 16% year-over-year, driven by growth in Employee Benefits and accumulation-oriented VUL.
•Operating earnings decreased from $44 million in the prior year quarter to $(17) million due to elevated mortality claims.

•Operating earnings adjusted for notable items11 decreased from $50 million in the prior year quarter to $(12) million. Notable items of $5 million this period reflect lower net investment income from alternatives.

10 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
11 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q1 2025	Q1 2024
Total AUA (in billions)	$102.1	$92.5
Advisory net new assets (in billions)	2.0	—
Operating earnings (loss)	46	43
•AUA increased by 10% due to market performance and net inflows over the last twelve months.
•Advisory net inflows were $2.0 billion in the quarter, supported by a 8% year-over-year increase in advisor productivity.
•Operating earnings increased from $43 million in the prior year quarter to $46 million, primarily due to higher advisory and distribution fees, which were partially offset by higher commissions and distribution-related payments.

Legacy

(in millions)	Q1 2025	Q1 2024
Account value (in billions)	$19.9	$22.5
Net Flows	(719)	(658)
Operating earnings (loss)	24	33

•Account value decreased by 12% versus the prior year period due to expected outflows as the block runs off.
•Net outflows of $719 million were in line with expectations as this business continues to run-off at $2 billion to $3 billion annually.
•Operating earnings decreased from $33 million in the prior year quarter to $24 million, primarily due to lower fee-based revenue.
•Operating earnings adjusted for notable items12 decreased from $34 million in the prior year quarter to $25 million. Notable items of $1 million in the current period reflects lower net investment income.
Corporate and Other (“C&O”)

The operating loss of $104 million in the first quarter decreased from an operating loss of $111 million in the prior year quarter. After adjusting for notable items13, the operating loss decreased from $108 million in the prior year quarter to $101 million.
12 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
13 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and give Non-GAAP measures less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended March 31,
(in millions)	2025	2024
Non-GAAP Operating Earnings	$421	$477
Post-tax Adjustments related to notable items:
Individual Retirement	2	1
Group Retirement	3	(2)
Asset Management	—	(9)
Protection Solutions	5	6
Wealth Management	—	—
Legacy	1	1
Corporate & Other	3	3
Notable items subtotal	13	1
Impact of actuarial assumption update	—	—
Non-GAAP Operating Earnings, less Notable Items	$434	$478

Impact of notable items by item category:

	Three Months Ended March 31,
(in millions)	2025	2024
Non-GAAP Operating Earnings	$421	$477
Pre-tax adjustments related to notable Items:
Model Updates/True-Up Adjustments	—	(6)
Expenses	—	(21)
Net Investment Income	15	17
Subtotal	15	(10)
Tax adjustment	(2)	10
Post-tax impact of notable Items	13	1
Impact of actuarial assumption update	—	—
Non-GAAP Operating Earnings, less Notable Items	$434	$478

Earnings Conference Call
Equitable Holdings will host a conference call at 9 a.m. ET on April 30, 2025 to discuss its first quarter 2025 results. The conference call webcast, along with additional earnings materials, will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH First Quarter 2025 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $1 trillion in assets under management and administration (as of 3/31/2025) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has 4,500 duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.
Contacts:
Investor Relations
Erik Bass
(212) 314-2476
IR@equitable.com

Media Relations
Laura Yagerman
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. These forward-looking statements include, but are not limited to, statements regarding projections, estimates, forecasts and other financial and performance metrics and projections of market expectations. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of geopolitical conflicts, changes in tariffs and trade barriers, and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Asset Management segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements, including any financial guidance, should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, and Non-GAAP operating earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.
Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, and Non-GAAP operating common EPS, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these Non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These Non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is a mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled Non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our Non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AUA, AV, Protection Solutions reserves and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax Non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of MRB and purchased MRB, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the MRB which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies, impact of the annual actuarial assumption updates attributable to LFPB when the majority of the impact relates to the non-core business; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and changes to the deferred tax valuation allowance.
During the third quarter 2024, the Company moved revenues and expenses related to payout annuitizations from the Legacy segment to the Individual Retirement segment. Now all payout annuities are reported within the Individual Retirement segment as the block is managed on an aggregate basis. Prior periods were recast to reflect this change.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
(in millions)	2025	2024
Net income (loss) attributable to Holdings	$63	$92
Adjustments related to:
Variable annuity product features (1)	211	330
Investment (gains) losses	14	39
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	11	17
Other adjustments (2)	205	91
Income tax expense (benefit) related to above adjustments	(92)	(100)
Non-recurring tax items	9	8
Non-GAAP Operating Earnings	$421	$477

______________
(1)As a result of the novation of certain Legacy VA policies completed during the first quarter, the Company recorded a loss of $499 million in pre-tax net income and an increase of $263 million in pre-tax AOCI, for a total impact loss of $236 million.
(2)Includes a loss of $165 million on Non-VA derivatives for the three months ended March 31, 2025 and includes certain gross legal expenses related to the COI litigation of $106 million for the three months ended 2024.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months ended March 31, 2025 and 2024.

	Three Months Ended March 31,
(per share amounts)	2025	2024
Net income (loss) attributable to Holdings	$0.20	$0.27
Less: Preferred stock dividend	0.04	0.04
Net Income (loss) available to common shareholders	0.16	0.23
Adjustments related to:
Variable annuity product features (1)	0.68	0.99
Investment (gains) losses	0.04	0.12
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.04	0.05
Other adjustments (2)	0.64	0.28
Income tax expense (benefit) related to above adjustments	(0.29)	(0.30)
Non-recurring tax items	0.03	0.02
Non-GAAP Operating Earnings	$1.30	$1.39

_______________
(1)As a result of the novation of certain Legacy VA policies completed during the first quarter, the Company recorded a loss of $1.60 for the three months ended March 31, 2025.
(2)Includes a loss of $0.53 on Non-VA derivatives for the three months ended March 31, 2025 and includes certain gross legal expenses related to the COI litigation of $0.32 for the three months ended 2024.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	March 31, 2025	December 31, 2024
Book value per common share	$2.92	$0.19
Per share impact of AOCI	24.70	28.11
Book Value per common share, excluding AOCI	$27.62	$28.30

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended March 31,
	2025	2024
	(in millions)
REVENUES
Policy charges and fee income	$636	$614
Premiums	304	285
Net derivative gains (losses)	799	(1,376)
Net investment income (loss)	1,248	1,210
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	—	(20)
Other investment gains (losses), net	(14)	(19)
Total investment gains (losses), net	(14)	(39)
Investment management and service fees	1,285	1,278
Other income	318	258
Total revenues	4,576	2,230
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	759	677
Remeasurement of liability for future policy benefits	(2)	5
Change in market risk benefits and purchased market risk benefits	672	(1,088)
Interest credited to policyholders’ account balances	678	579
Compensation and benefits	601	620
Commissions and distribution-related payments	501	437
Interest expense	55	57
Amortization of deferred policy acquisition costs	188	172
Other operating costs and expenses	950	552
Total benefits and other deductions	4,402	2,011
Income (loss) from continuing operations, before income taxes	174	219
Income tax (expense) benefit	(24)	(24)
Net income (loss)	150	195
Less: Net income (loss) attributable to the noncontrolling interest	87	103
Net income (loss) attributable to Holdings	63	92
Less: Preferred stock dividends	14	14
Net income (loss) available to Holdings’ common shareholders	$49	$78

Earnings Per Common Share

	Three Months Ended March 31,
	2025	2024
	(in millions)
Earnings per common share
Basic	$0.16	$0.24
Diluted	$0.16	$0.23
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	307.8	330.2
Weighted average common stock outstanding for diluted earnings per common share	311.9	332.7

Results of Operations by Segment

	Three Months Ended March 31,
	2025	2024
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$216	$238
Group Retirement	130	124
Asset Management	126	106
Protection Solutions	(17)	44
Wealth Management	46	43
Legacy	24	33
Corporate and Other (1)	(104)	(111)
Non-GAAP Operating Earnings	$421	$477

(1)Includes interest expense and financing fees of $53 million and $56 million for the three months ended March 31, 2025 and 2024, respectively.

Select Balance Sheet Statistics

	March 31, 2025	December 31, 2024
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$127,072	$123,405
Separate Accounts assets	124,569	134,717
Total assets	287,366	295,727

LIABILITIES
Long-term debt	$4,330	$3,833
Future policy benefits and other policyholders' liabilities	17,372	17,613
Policyholders’ account balances	112,793	110,929
Total liabilities	282,872	292,179

EQUITY
Preferred stock	$1,507	$1,507
Accumulated other comprehensive income (loss)	(7,567)	(8,712)
Total equity attributable to Holdings	2,401	1,565
Total equity attributable to Holdings' common shareholders (ex. AOCI)	8,461	8,770

Assets Under Management (Unaudited)

	March 31, 2025	December 31, 2024
	(in billions)
Assets Under Management
AB AUM	$784.5	$792.2
Exclusion for General Account and other Affiliated Accounts	(87.4)	(84.2)
Exclusion for Separate Accounts	(44.7)	(47.3)
AB third party	$652.4	$660.7

Total Company AUM
AB third party	$652.4	$660.7
General Account and other Affiliated Accounts (1) (3) (4)	127.1	123.4
Separate Accounts (2) (3) (4)	124.6	134.7
Total AUM	$904.0	$918.8

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(1) “General Account and other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of March 31, 2025 and March 31, 2024, Separate Account is inclusive of $7.9 billion and $12.9 billion & General Account AUM is inclusive of $31 million and $47 million, respectively, Account Value ceded to Venerable.
(4) As of March 31, 2025 and March 31, 2024, Separate Account is inclusive of $6.5 billion and $6.9 billion & General Account AUM is inclusive of $3.2 billion and $3.5 billion, respectively, Account Value ceded to Global Atlantic.